                                                                    EXHIBIT 10.2

                         RECEIVABLES PURCHASE AGREEMENT

***Indicates that a portion of the exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Commission.

                            dated as of April 1, 2005

                                      among

                        COTT USA RECEIVABLES CORPORATION,
                                   as Seller,

                              COTT BEVERAGES INC.,
                                  as Servicer,

                      PARK AVENUE RECEIVABLES COMPANY, LLC,
                                   as Company,

           THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO
                           as Financial Institutions,

                                       and

                           JPMORGAN CHASE BANK, N.A.,
                     as a Financial Institution and as Agent

                               Table of Contents

                                                                                             Page
                                                                                             ----
ARTICLE I      PURCHASE ARRANGEMENTS......................................................     1
               Section 1.1     Purchase Facility..........................................     1
               Section 1.2     Increases..................................................     2
               Section 1.3     Decreases .................................................     2
               Section 1.4     Payment Requirements.......................................     2

ARTICLE II     PAYMENTS AND COLLECTIONS...................................................     3
               Section 2.1     Payments ..................................................     3
               Section 2.2     Collections Prior to Amortization..........................     3
               Section 2.3     Collections Following Amortization.........................     4
               Section 2.4     Application of Collections.................................     4
               Section 2.5     Payment Recission..........................................     5
               Section 2.6     Maximum Purchaser Interests................................     5
               Section 2.7     Clean Up Call..............................................     5

ARTICLE III    COMPANY FUNDING ...........................................................     5
               Section 3.1     CP Costs ..................................................     5
               Section 3.2     CP Costs Payments..........................................     5
               Section 3.3     Calculation of CP Costs....................................     6

ARTICLE IV     FINANCIAL INSTITUTION FUNDING..............................................     6
               Section 4.1     Financial Institution Funding..............................     6
               Section 4.2     Yield Payments.............................................     6
               Section 4.3     Selection and Continuation of Tranche Periods..............     6
               Section 4.4     Financial Institution Discount Rates.......................     6
               Section 4.5     Suspension of the LIBO Rate................................     7

ARTICLE V      REPRESENTATIONS AND WARRANTIES.............................................     7
               Section 5.1     Representations and Warranties of the Seller...............     7
               Section 5.2     Representations and Warranties of the Servicer.............    11
               Section 5.3     Financial Institution Representations and Warranties.......    12

ARTICLE VI     CONDITIONS OF PURCHASES....................................................    13
               Section 6.1     Conditions Precedent to Initial Incremental Purchase.......    13
               Section 6.2     Conditions Precedent to All Purchases and Reinvestments....    14

ARTICLE VII    COVENANTS .................................................................    14
               Section 7.1     Affirmative Covenants of the Seller and the Servicer.......    14
               Section 7.2     Negative Covenants of the Seller and the Servicer..........    22

ARTICLE VIII   ADMINISTRATION AND COLLECTION..............................................    24
               Section 8.1     Designation of Servicer....................................    24
               Section 8.2     Duties of Servicer.........................................    24

               Section 8.3     Collection Notices.........................................    26
               Section 8.4     Responsibilities of Seller.................................    26
               Section 8.5     Reports....................................................    26
               Section 8.6     Servicing Fees.............................................    26

ARTICLE IX     AMORTIZATION EVENTS........................................................    27
               Section 9.1     Amortization Events........................................    27
               Section 9.2     Actions....................................................    29

ARTICLE X      INDEMNIFICATION............................................................    30
               Section 10.1    Indemnities by the Seller and the Servicer.................    30
               Section 10.2    Increased Cost and Reduced Return..........................    33
               Section 10.3    Other Costs and Expenses...................................    34

ARTICLE XI     THE AGENT..................................................................    34
               Section 11.1    Authorization and Action...................................    34
               Section 11.2    Delegation of Duties.......................................    35
               Section 11.3    Exculpatory Provisions.....................................    35
               Section 11.4    Reliance by Agent..........................................    35
               Section 11.5    Non-Reliance on Agent and Other Purchasers.................    36
               Section 11.6    Reimbursement and Indemnification..........................    36
               Section 11.7    Agent in its Individual Capacity...........................    36
               Section 11.8    Successor Agent............................................    36

ARTICLE XII    ASSIGNMENTS; PARTICIPATIONS................................................    37
               Section 12.1    Assignments................................................    37
               Section 12.2    Participations.............................................    38
               Section 12.3    Terminating Financial Institutions.........................    38

ARTICLE XIII   MISCELLANEOUS..............................................................    39
               Section 13.1    Waivers and Amendments.....................................    39
               Section 13.2    Notices....................................................    40
               Section 13.3    Ratable Payments...........................................    41
               Section 13.4    Protection of Ownership Interests of the Purchasers........    41
               Section 13.5    Confidentiality............................................    42
               Section 13.6    Bankruptcy Petition........................................    43
               Section 13.7    Limitation of Liability....................................    43
               Section 13.8    CHOICE OF LAW..............................................    43
               Section 13.9    CONSENT TO JURISDICTION....................................    43
               Section 13.10   WAIVER OF JURY TRIAL.......................................    44
               Section 13.11   Integration; Binding Effect; Survival of Terms.............    44
               Section 13.12   Counterparts; Severability; Section References.............    44
               Section 13.13   JPMorgan Roles.............................................    44
               Section 13.14   Characterization...........................................    45
               Section 13.15   Limited Recourse...........................................    45

                             Exhibits and Schedules

Exhibit I      Definitions

Exhibit II     Form of Purchase Notice

Exhibit III    Principal Places of Business of the Seller and the Servicer;
               Location(s) of Records; Federal Employer Identification Number(s)

Exhibit IV     Names of Collection Banks; Collection Accounts

Exhibit V      Form of Compliance Certificate

Exhibit VI     Forms of Collection Account Agreements

Exhibit VII    Form of Assignment Agreement

Exhibit VIII   Credit and Collection Policy

Exhibit IX     Form of Monthly Report

Exhibit X      Form of Performance Undertaking

Exhibit XI     Form of Reduction Notice

Exhibit XII    Monthly Accounting Periods

Schedule A     List of Financial Institutions

Schedule B     List of Closing Documents

Schedule C     Financial Tests

                        COTT USA RECEIVABLES CORPORATION
                         RECEIVABLES PURCHASE AGREEMENT

     This Receivables Purchase Agreement dated as of April 1, 2005 is among COTT USA RECEIVABLES CORPORATION, a Delaware corporation ("Seller"), COTT BEVERAGES INC. ("Cott"), a Georgia corporation, as initial Servicer (together with its permitted successors, the "Servicer"), the entities listed on Schedule A to this Agreement (together with any of their respective successors and assigns hereunder, the "Financial Institutions"), PARK AVENUE RECEIVABLES COMPANY, LLC ("Company") and JPMORGAN CHASE BANK, N.A., as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the "Agent"). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

                             PRELIMINARY STATEMENTS

     Seller desires to transfer and assign Purchaser Interests to the Purchasers from time to time.

     Company may, in its absolute and sole discretion, purchase Purchaser Interests from Seller from time to time.

     In the event that Company declines to make any purchase, the Financial Institutions shall, at the request of Seller, purchase Purchaser Interests from time to time.

     JPMorgan Chase Bank, N.A. has been requested and is willing to act as Agent on behalf of Company and the Financial Institutions in accordance with the terms hereof.

     Cott has been requested and is willing to act as Servicer on behalf of Seller, the Agent and the Purchasers in accordance with the terms hereof.

                                    ARTICLE I
                              PURCHASE ARRANGEMENTS

          Section 1.1 Purchase Facility.

               (a) Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Agent for the benefit of one or more of the Purchasers. In accordance with the terms and conditions set forth herein, Company may, at its option, instruct the Agent to purchase on behalf of Company, or if Company shall decline to purchase, the Agent shall purchase on behalf of the Financial Institutions, Purchaser Interests from time to time in an aggregate amount not to exceed at such time of purchase the lesser of (i) the Purchase Limit and (ii) the aggregate amount of the Commitments, during the period from the date hereof to but not including the Facility Termination Date.

               (b) Seller may, upon at least ten (10) Business Days' notice to the Agent, terminate in whole or reduce in part, ratably among the Financial Institutions, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof.

          Section 1.2 Increases.

          Seller shall provide the Agent with at least two Business Days' prior notice substantially in the form set forth as Exhibit II hereto of each Incremental Purchase (a "Purchase Notice"). Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall be equal to $1,000,000 or an integral multiple of $100,000 in excess thereof) and date of purchase and, in the case of an Incremental Purchase to be funded by the Financial Institutions, the requested Discount Rate and Tranche Period. Seller may request no more than six (6) Incremental Purchases during any Accrual Period. Following receipt of a Purchase Notice, the Agent will determine whether Company agrees to make the purchase. If Company declines to make a proposed purchase, the Incremental Purchase of the Purchaser Interest will be made by the Financial Institutions. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, Company or the Financial Institutions, as applicable, shall initiate a wire transfer to an account designated by Seller of immediately available funds, no later than 12:00 noon (Chicago time), an amount equal to (i) in the case of Company, the aggregate Purchase Price of the Purchaser Interests Company is then purchasing or (ii) in the case of a Financial Institution, such Financial Institution's Pro Rata Share of the aggregate Purchase Price of the Purchaser Interests the Financial Institutions are purchasing.

          Section 1.3 Decreases. Seller shall provide the Agent with prior notice in substantially the form set forth as Exhibit XI hereto in conformity with the Required Notice Period (a "Reduction Notice") of any proposed reduction of Aggregate Capital from Collections. Such Reduction Notice shall designate (i) the date (the "Proposed Reduction Date") upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Capital to be reduced which shall be applied ratably to the Purchaser Interests of Company and the Financial Institutions in accordance with the amount of Capital (if any) owing to Company, on the one hand, and the amount of Capital (if any) owing to the Financial Institutions (ratably, based on their respective Pro Rata Shares), on the other hand (the "Aggregate Reduction"). Only one (1) Reduction Notice shall be outstanding at any time.

          Section 1.4 Payment Requirements. All amounts to be paid or deposited by Seller or Servicer pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due in immediately available funds, and if not received before 11:00 a.m. (Chicago time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Purchaser they shall be paid to the Agent, for the account of such Purchaser, at 1 Bank One Plaza, Chicago, Illinois 60670 until otherwise notified by the Agent. All computations of Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

                                   ARTICLE II
                            PAYMENTS AND COLLECTIONS

          Section 2.1 Payments. Seller shall immediately pay to the Agent when due, for the account of the relevant Purchaser or Purchasers, (i) such fees as are set forth in the Fee Letter, (ii) all CP Costs, (iii) all amounts payable as Yield, (iv) all amounts payable as Deemed Collections (which shall be due and payable by Seller within two Business Days and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (v) all amounts required pursuant to Section 2.6, (vi) all amounts payable pursuant to Article X, if any, (vii) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables and (viii) all Broken Funding Costs (collectively, the "Obligations"). If Seller fails to pay any of the Obligations when due, Seller agrees to pay, on demand, interest on any such unpaid Obligations at the Default Rate until such Obligations are paid in full. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Deemed Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agent.

          Section 2.2 Collections Prior to Amortization. Prior to the Amortization Date, any Collections received by the Servicer (including any Deemed Collections paid by Seller to Servicer) shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Servicer prior to the Amortization Date, (i) the Servicer shall set aside the Termination Percentage (hereinafter defined) of Collections evidenced by the Purchaser Interests of each Terminating Financial Institution and (ii) Seller hereby requests and the Purchasers (other than any Terminating Financial Institutions) hereby agree to make, simultaneously with such receipt, a reinvestment (each a "Reinvestment") with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest (other than any Purchaser Interests of Terminating Financial Institutions), such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Agent's account the Collections (including any Deemed Collections) received by the Servicer which have been set aside during the preceding Settlement Period and have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) first, to reduce unpaid Obligations and second, to reduce the Capital of all Purchaser Interests of Terminating Financial Institutions, applied ratably to each Terminating Financial Institution according to its Termination Percentage. If such Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Agent's account no later than 11:00 a.m. (Chicago time) to the extent required to fund any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date. Each Terminating Financial Institution shall be allocated a ratable portion of Collections from the date of any assignment by Company pursuant to
Section 13.6 (the "Termination Date") until such Terminating Financing Institution's Capital shall be paid in full. This ratable portion shall be calculated on the Termination Date of each Terminating Financial Institution as a percentage equal to (i) Capital of such Terminating Financial Institution outstanding on its Termination Date, divided by (ii) the Aggregate Capital outstanding on such Termination Date (the "Termination Percentage"). Each Terminating Financial Institution's Termination Percentage shall remain constant prior to the Amortization Date. On and after the Amortization Date, each Termination Percentage shall be disregarded, and each Terminating Financial Institution's Capital shall be reduced ratably with all Financial Institutions in accordance with Section 2.3.

          Section 2.3 Collections Following Amortization. On the Amortization Date and on each day thereafter until the Aggregate Unpaids shall have been indefeasibly reduced to zero, the Servicer shall set aside and hold in trust, for the holder of each Purchaser Interest, all Collections received on such day and an additional amount for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Agent (i) remit to the Agent's account the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids.

          Section 2.4 Application of Collections. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

          first, to the payment of the Servicer's reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee,

          second, to the reimbursement of the Agent's costs of collection and enforcement of this Agreement,

          third, (to the extent applicable) to the ratable reduction of the Aggregate Capital (without regard to any Termination Percentage),

          fourth, for the ratable payment of all other unpaid Obligations, and fifth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

          Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in Section 2.4 above, shall be shared ratably (within each priority) among the Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

          Section 2.5 Payment Recission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such recission, return or refund) the full amount thereof plus interest on any such unpaid Aggregate Unpaids at the Default Rate from the date of any such recission, return or refunding.

          Section 2.6 Maximum Purchaser Interests. Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall pay to the Agent within one (1) Business Day an amount to be applied to reduce the Aggregate Capital (as allocated by the Agent), such that after giving effect to such payment the aggregate of the Purchaser Interests equals or is less than 100%.

          Section 2.7 Clean Up Call. In addition to Seller's rights pursuant to
Section 1.3, Seller shall have the right (after providing written notice to the Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Capital to a level that is less than 10.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or the Agent, other than as to the non-creation of any Adverse Claim on such Purchaser Interests by the Purchasers and the Agent.

                                   ARTICLE III
                                 COMPANY FUNDING

          Section 3.1 CP Costs. Seller shall pay CP Costs with respect to the Capital associated with each Purchaser Interest of Company for each day that any Capital in respect of such Purchaser Interest is outstanding. Each Purchaser Interest funded by Company substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by Company and funded substantially with Pooled Commercial Paper.

          Section 3.2 CP Costs Payments. On each Settlement Date, Seller shall pay to the Agent (for the benefit of Company) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of Company for the immediately preceding Accrual Period in accordance with Article II.

          Section 3.3 Calculation of CP Costs. On the fifth Business Day of each calendar month, Company shall calculate the aggregate amount of CP Costs for the applicable Accrual Period ending on the last day of the immediately preceding calendar month and shall notify Seller of such aggregate amount.

                                   ARTICLE IV
                          FINANCIAL INSTITUTION FUNDING

          Section 4.1 Financial Institution Funding. Each Purchaser Interest of the Financial Institutions shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Prime Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the Agent of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof shall be the Prime Rate. If the Financial Institutions acquire by assignment from Company any Purchaser Interest pursuant to a Liquidity Agreement, each Purchaser Interest so assigned shall each be deemed to have a new Tranche Period commencing on the date of any such assignment.

          Section 4.2 Yield Payments. On the Settlement Date for each Purchaser Interest of the Financial Institutions, Seller shall pay to the Agent (for the benefit of the Financial Institutions) an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.

          Section 4.3 Selection and Continuation of Tranche Periods.

               (a) With consultation from (and approval by) the Agent, Seller shall from time to time request Tranche Periods for the Purchaser Interests of the Financial Institutions, provided that, if at any time the Financial Institutions shall have a Purchaser Interest, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on the date specified in clause (A) of the definition of Settlement Date. Without limiting the foregoing, in no event may the Seller request a Tranche Period for a Purchaser Interest of Company.

               (b) Seller or the Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the "Terminating Tranche") for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest into multiple Purchaser Interests, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with a new Purchaser Interests to be purchased on the day such Terminating Tranche ends. Notwithstanding the foregoing, in no event may a Purchaser Interest of Company be combined with a Purchaser Interest of the Financial Institutions.

          Section 4.4 Financial Institution Discount Rates. Seller may select the LIBO Rate or the Prime Rate for each Purchaser Interest of the Financial Institutions. Seller shall by 11:00 a.m. (Chicago time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount

Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Prime Rate is being requested as a new Discount Rate, give the Agent irrevocable notice of the new Discount Rate for the Purchaser Interest associated with such Terminating Tranche. Unless and until Seller gives notice to the Agent of another Discount Rate, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof or any Liquidity Agreement shall be the Prime Rate.

          Section 4.5 Suspension of the LIBO Rate. If any Financial Institution notifies the Agent that it has determined that funding its Pro Rata Share of the Purchaser Interests of the Financial Institutions at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at such LIBO Rate, then the Agent shall suspend the availability of such LIBO Rate for such Financial Institution and require Seller to select the Prime Rate for any Purchaser Interest accruing Yield at such LIBO Rate.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

          Section 5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to the Agent and the Purchasers as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

               (a) Corporate Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation identified in the preamble of this Agreement. Seller is organized solely under the law of the state identified in the preamble of this Agreement. Seller is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted.

               (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and Seller's use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which Seller is a party has been duly executed and delivered by Seller.

               (c) No Conflict. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of Seller (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

               (d) Governmental Authorization. Other than the filing of the financing statements contemplated hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

               (e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of Seller's Knowledge, threatened, against or affecting Seller, or any of its properties, in or before any court, arbitrator or other body. Seller is not in default with respect to any order of any court, arbitrator or governmental body.

               (f) Binding Effect. This Agreement and each other Transaction Document to which Seller is a party constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

               (g) Accuracy of Information. All information heretofore furnished by Seller or any of its Affiliates to the Agent or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Seller or any of its Affiliates to the Agent or the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

               (h) Places of Business and Locations of Records. The principal places of business and chief executive office of Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III. Seller has taken all actions required to be taken by it under Sections 7.2(a) and 13.4(a).

               (i) Collections. The conditions and requirements set forth in
Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed.

               (j) Material Adverse Effect. Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (i) the financial condition or operations of Seller,
(ii) the ability of Seller to perform its obligations under the Transaction Documents, or (iii) the collectibility of the Receivables generally or any material portion of the Receivables (other than any portion of the Receivables that are not Eligible Receivables and that have been identified in writing to the Agent for purposes of this Section by the Seller or the Servicer).

               (k) Compliance with Law. Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except, with respect to the Servicer, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation.

               (l) Compliance with Credit and Collection Policy. Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable (other than New Division Receivables and Receivables that are not Eligible Receivables and that have been identified in writing to the Agent for purposes of this Section by the Seller or the Servicer) and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which the Agent has been notified in accordance with Section 7.1(a)(vii) and which, if applicable, has been approved by the Agent.

               (m) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable was on the date of its purchase under the applicable Receivables Sale Agreement, an Eligible Receivable on such purchase date.

               (n) Use of Proceeds. No proceeds of any purchase hereunder will be used by Seller (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

               (o) Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Assets with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's ownership interest in each Receivable, its Collections and the Related Assets.

               (p) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the relevant Purchaser or Purchasers (and the Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership interest or a valid and perfected first priority security interest in each Receivable existing or hereafter arising and in the Related Assets and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Assets and the Collections.

               (q) Names. Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

               (r) Payments to Originators. With respect to each Receivable transferred to Seller under the Receivables Sale Agreements, Seller has given reasonably equivalent value to each Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable to Seller under any Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.), as amended.

               (s) Ownership of Seller. Provider indirectly owns 100% of the issued and outstanding capital stock of Seller, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no outstanding options, warrants or other rights to acquire securities of Seller.

               (t) Not a Holding Company or an Investment Company. Seller is not a "holding company" or a "subsidiary holding company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Seller is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

               (u) Net Receivables Balance. Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to the sum of (i) the Aggregate Capital, plus (ii) the Aggregate Reserves.

               (v) Federal Employee Identification Number. Seller's Federal Employer Identification Number is correctly set forth on Exhibit III.

               (w) Lock-Boxes and Collection Accounts. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Agent as contemplated by this Agreement, dominion or control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at any time.

               (x) Enforceability of Contracts. Each Contract with respect to each Receivable (other than Receivables that are not Eligible Receivables and that have been identified in writing to the Agent for purposes of this Section by the Seller or the Servicer) is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder (net of any related amount then reflected in the Promotional Accrual Account for purposes of calculating Net Eligible Receivables Balance at such time) and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          Section 5.2 Representations and Warranties of the Servicer. Servicer hereby represents and warrants to the Agent and the Purchasers as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

               (a) Corporate Existence and Power. Servicer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation identified in the preamble of this Agreement. Servicer is organized solely under the law of the state identified in the preamble of this Agreement. Servicer is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to qualify to do business or obtain such corporate power and all governmental licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.

               (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder are within its corporate powers and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which Servicer is a party has been duly executed and delivered by Servicer.

               (c) No Conflict. The execution and delivery by Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any indenture, credit agreement or financing agreement or any other material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of Servicer or its Subsidiaries; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

               (d) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by Servicer of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

               (e) Actions, Suits. Other than as disclosed in the Provider's January 1, 2005 10-K filed with the Securities and Exchange Commission, there are no actions, suits or proceedings pending, or to the best of Servicer's Knowledge, threatened, against or affecting Servicer, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Servicer is not in default with respect to any order of any court, arbitrator or governmental body.

               (f) Binding Effect. This Agreement and each other Transaction Document to which Servicer is a party constitute the legal, valid and binding obligations of

Servicer enforceable against Servicer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

               (g) Accuracy of Information. All information heretofore furnished by Servicer or any of its Subsidiaries to the Agent or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Servicer or any of its Subsidiaries to the Agent or the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

               (h) Places of Business and Locations of Records. The principal places of business and chief executive office of Servicer and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III.

               (i) Collections. The conditions and requirements set forth in
Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed.

               (j) Material Adverse Effect. Since January 1, 2005, no event has occurred that would have a material adverse effect on the financial condition or operations of the Servicer or any of its Subsidiaries or the ability of the Servicer to perform its obligations under this Agreement.

               (k) Compliance with Law. Servicer has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

               (l) Compliance with Credit and Collection Policy. Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable (other than New Division Receivables and Receivables that are not Eligible Receivables and that have been identified in writing to the Agent for purposes of this Section by the Seller or the Servicer) and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which the Agent has been notified in accordance with Section 7.1(a)(vii) and which, if applicable, has been approved by the Agent.

               (m) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable was on the date of its purchase under the applicable Receivables Sale Agreement, an Eligible Receivable on such purchase date.

          Section 5.3 Financial Institution Representations and Warranties. Each Financial Institution hereby represents and warrants to the Seller, the Agent and Company that:

               (a) Existence and Power. Such Financial Institution is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate or banking association power to perform its obligations hereunder.

               (b) No Conflict. The execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder are within its corporate or banking association powers, have been duly authorized by all necessary corporate or banking association action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws (or equivalent thereof), (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by such Financial Institution.

               (c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder.

               (d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Financial Institution enforceable against such Financial Institution in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                                   ARTICLE VI
                             CONDITIONS OF PURCHASES

          Section 6.1 Conditions Precedent to Effectiveness/Initial Incremental Purchase.

               (a) The effectiveness of this Agreement is subject to the conditions precedent that (i) the Agent shall have received those documents listed on Schedule B (excluding the opinion letters described on Schedule B) and
(ii) the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

               (b) The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that (i) each of the conditions precedent to the effectiveness of this Agreement set forth in paragraph (a) above shall have been satisfied and (ii) the Agent shall have received each of the opinion letters listed on Schedule B hereto in form and substance reasonably acceptable to the Agent and its counsel.

          Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Purchaser Interest (other than pursuant to a Liquidity Agreement) and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment: (i) the Servicer shall have delivered to the Agent on or prior to the date of such purchase, in form and substance reasonably satisfactory to the Agent, all Monthly Reports as and when due under Section 8.5 and (ii) upon the Agent's request, the Servicer shall have delivered to the Agent at least two (2) days prior to such purchase or Reinvestment an interim Monthly Report showing the amount of Eligible Receivables; (b) the Facility Termination Date shall not have occurred; (c) the Agent shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

               (i) the representations and warranties set forth in Sections 5.1 and 5.2 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

               (ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event;

               (iii) the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and

               (iv) if such Incremental Purchase or Reinvestment is funded by the Company, the Company shall be party to unexpired Liquidity Agreements with an aggregate commitment limit equal to at least 102% of the Purchase Limit.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Agent, which right may be exercised at any time on demand of the Agent, to rescind the related purchase and direct Seller to pay to the Agent for the benefit of the Purchasers an amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

                                   ARTICLE VII
                                    COVENANTS

          Section 7.1 Affirmative Covenants of the Seller and the Servicer. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each of Seller and the Servicer severally, and not jointly, hereby covenants, as to itself, as set forth below:

               (a) Financial Reporting. Each of Seller and Servicer will maintain, for itself and each of its consolidated Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:

                    (i) Annual Reporting. Within 90 days after the close of each of such Person's fiscal years, financial statements (which shall include a balance sheet, a statement of income and a statement of cash flows) for such Person for such fiscal year certified in a manner reasonably acceptable to the Agent by an Authorized Officer of such Person.

                    (ii) Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, balance sheets of each Person as at the close of each such period and statements of income and retained earnings and a statement of cash flows (in each case, on a consolidated and consolidating basis) for each such Person for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer of such Person.

                    (iii) Compliance Certificates. At the time of delivery of any financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by an Authorized Officer of the Person delivering such financial statements and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

                    (iv) Copies of Notices. Promptly upon its receipt of any written notice, request for consent, financial statements, certification, report or other similar communication under or in connection with any Transaction Document from any Person other than the Agent or any Purchaser, copies of the same.

                    (v) Change in Credit and Collection Policy. At least twenty
(20) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such proposed change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables, requesting the Agent's consent thereto.

                    (vi) Other Information.

                    (A) Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or Related Assets or the condition or operations, financial or otherwise, of Seller or Servicer as the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Purchasers under or as contemplated by the Transaction Documents.

                    (B) In the case of the Seller, promptly, from time to time, procure from any Originator under the applicable Receivables Sale Agreement or the Provider under the Performance Undertaking such other information, documents, records or reports relating to (1) Receivables or the Related Assets, (2) or the condition or operations, financial or otherwise, of the Originators and the Provider or
(3) any other contractual rights or obligations of the Originators and the Provider, in each case, as the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Purchasers under or as contemplated by the Transaction Documents; provided, that, with respect to the information, documents, records or reports required to be delivered under clause
(B)(3) of this Section 7.1(a)(vi), if the Seller is required to provide the Agent and the Purchasers with any information for which the applicable Originator or the Provider owes a third party a duty of confidentiality, the Agent and the Purchasers will cooperate with the Seller, the Originators and the Provider (as applicable) to obtain such third party's consent to disclose such information to the Agent and the Purchasers and will agree to any reasonable confidentiality undertakings required by such third party to obtain such consent.

               (b) Notices. Seller and the Servicer will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

                    (i) Amortization Events or Potential Amortization Events. The occurrence of any Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Person.

                    (ii) Judgment and Proceedings.

                    (A) The entry of any judgment or decree against the Provider, Servicer, any Originator or any of their respective Subsidiaries not satisfied or dismissed if the aggregate amount of all judgments and decrees then outstanding against Provider, the Originators, Servicer and their Subsidiaries exceeds $15,000,000,

                    (B) The institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or

                    (C) The entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

                    (iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

                    (iv) Termination Date. The occurrence of the "Termination Date" under and as defined in any Receivables Sale Agreement.

                    (v) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement pursuant to which the Servicer is a debtor or an obligor and/or the occurrence of any "Event of Default" or "Default" under the Credit Agreement.

               (c) Compliance with Laws and Preservation of Corporate Existence. Each of Seller and the Servicer will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; except, in the case of the Servicer, where such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each of Seller and the Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except, in the case of the Servicer, where failure to do so could not reasonably be expected to have a Material Adverse Effect.

               (d) Audits. Each of Seller and the Servicer will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request. Each of Seller and the Servicer will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole reasonable cost of Seller or the Servicer (as applicable and, in the case of the Servicer, subject to the Servicer's reimbursesment for such costs pursuant to Section 2.1(vii) of this Agreement), permit the Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Assets, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person's financial condition or the Receivables and the Related Assets or any Person's performance under any of the Transaction Documents or any Person's performance under the Contracts and, in each case, with (A) after the occurrence and during the continuance of an Amortization Event, any officer, director or employee of the Seller or the Servicer the Agent deems reasonably necessary or desirable to evaluate the Receivables and the Related Assets and (B) prior to the occurrence and continuation of an Amortization Event, any officer or director of the Seller or any Authorized Officer of the Servicer, and upon the request of the Agent, the Servicer will make available such other officers, directors and employees of the Servicer that the Agent deems reasonably necessary or desirable to supplement the Agent's evaluation of the Receivables and the Related Assets; provided, that, unless an Amortization Event shall have occurred and be continuing at the time any such audit is requested by the Agent, neither Seller nor Servicer shall be required to reimburse the Agent or any of the Purchasers for the costs or expenses in respect of more than one audit during any calendar year unless all of the audits previously conducted at the expense of the Seller and the Servicer during such calendar year have not produced audit results reasonably satisfactory to the Agent.

               (e) Keeping and Marking of Records and Books.

                    (i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

                    (ii) Each of Seller and the Servicer will (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Agent, describing the Purchaser Interests and (B) upon the request of the Agent after an Amortization Event (x) mark each Contract with a legend describing the Purchaser Interests and (y) deliver to the Agent complete copies of all Contracts relating to the Receivables; provided, that to the extent that any Contracts constitute "chattel paper" or "instruments" (in each case, as defined in Section 9-102 of the UCC) or the possession of which is otherwise deemed necessary or desirable to the Agent, in the Agent's sole discretion, to protect the interests of the Agent and the Purchasers hereunder, Seller and Servicer shall deliver to the Agent originals of such Contracts.

               (f) Compliance with Contracts and Credit and Collection Policy. Each of Seller and Servicer (but solely in its capacity as Servicer) will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts to the extent that such provisions, covenants and other promises are related to the Receivables (other than New Division Receivables and Receivables that are not Eligible Receivables and that have been identified in writing to the Agent for purposes of this Section by the Seller or the Servicer), and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

               (g) Performance and Enforcement of Transaction Documents.

                    (i) Seller will perform its obligations and undertakings under and pursuant to the applicable Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under each Receivables Sale Agreement. Seller will take all actions to exercise, perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Seller) under the Receivables Sale Agreements as the Agent may from time to time reasonably request, including, without limitation, (A) facilitating access by the Agent to copies of the Records maintained at and the offices of each Originator and (B) making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in any Receivables Sale Agreement. Without limiting the generality of
Section 7.1(a)(iv), Seller will promptly deliver to the Agent a copy of all notices, certificates or other information delivered to Seller pursuant to or in connection with any Receivables Sale Agreement.

                    (ii) Seller will require the Provider to perform its obligations and undertakings under and pursuant to the Performance Undertaking and will vigorously enforce the rights accorded to Seller under the Performance Undertaking. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Seller) under the Performance Undertaking as the Agent may from time to time reasonably request. Without limiting the generality of Section 7. 1(a)(iv), Seller will promptly deliver to the Agent a copy of all notices, certificates or other information delivered to Seller pursuant to or in connection with the Performance Undertaking.

               (h) Ownership. Seller will take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Assets and the Collections purchased under the

Receivables Sale Agreements irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's interest in such Receivables, Related Assets and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Assets and Collections to the full extent contemplated herein, free and clear of any Adverse Claims (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (for the benefit of the Purchasers) interest in such Receivables, Related Assets and Collections and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as the Agent may reasonably request).

               (i) Purchasers' Reliance. Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller's identity as a legal entity that is separate from the Provider, the Servicer and each Originator. Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Agent or any Purchaser may from time to time reasonably request, to maintain Seller's identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of the Originators, the Servicer, the Provider and any Affiliates thereof and not just a division of the Provider, the Servicer, any Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

                    (A) conduct its own business in its own name and require that all full time employees of Seller, if any, identify themselves as such and not as employees of any Originator, the Servicer or the Provider (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller's employees);

                    (B) compensate all employees, consultants and agents directly, from Seller's own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of any Originator, the Servicer, the Provider or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Seller and such Originator, the Servicer, the Provider or such Affiliate, as applicable, on a basis that reflects the services rendered to Seller and such Originator, the Servicer, the Provider or such Affiliate, as applicable;

                    (C) clearly identify its offices (by signage or otherwise) as its offices and, if any such office is located in the offices of any Originator, the Servicer, the Provider or any Affiliate thereof, Seller shall lease such office at a fair market rent;

                    (D) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

                    (E) conduct all transactions with the Provider, the Originators and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm's length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller, the Servicer, the Provider or any Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

                    (F) at all times have a Board of Directors consisting of three members, at least one member of which is an Independent Director;

                    (G) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

                    (H) maintain Seller's books and records separate from those of the Originators, the Servicer, the Provider and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of the Originators, the Servicer, the Provider and any Affiliate thereof;

                    (I) prepare its financial statements separately from those of the Originators, the Servicer, the Provider or any Affiliate thereof and insure that any consolidated financial statements of the Originators, the Servicer, the Provider or any Affiliate thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

                    (J) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of any Originator, the Servicer, the Provider or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Agent hereunder) has the power to make withdrawals;

                    (K) pay all of Seller's operating expenses from Seller's own assets (except for certain payments by the Originators, the Servicer, the Provider or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

                    (L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreements; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreements, to make payment to the Originators thereunder for the purchase of Receivables from the Originators under the Receivables Sale Agreements, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

                    (M) maintain its corporate charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its articles of incorporation or by-laws (or equivalent thereof) in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

                    (N) maintain the effectiveness of, and continue to perform under each Receivables Sale Agreement and the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify any Receivables Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under any Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;

                    (O) maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary.

                    (P) maintain at all times the Required Capital Amount (as defined in each Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

                    (Q) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion letter issued by Drinker Biddle & Reath LLP, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

               (j) Collections. Each of Seller and the Servicer will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will use its best efforts to cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Purchasers. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at any time, except to the Agent as contemplated by this Agreement. Until the Agent delivers a Collection Notice to the applicable Collection Bank, the Agent shall permit Seller and the Servicer to provide instructions to such Collection Bank with respect to the Collection Accounts and Lock-Boxes maintained by such Collection Bank.

               (k) Taxes. Each of Seller and the Servicer will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except in the case of the Servicer where such taxes are being contested in good faith and in respect of which Servicer shall have established adequate reserves and no enforcement proceeding has been commenced. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Company, the Agent or any Financial Institution.

               (l) Payment to Originators. With respect to any Receivable purchased by Seller from any Originator, such sale shall be effected under, and in strict compliance with the terms of, the applicable Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

          Section 7.2 Negative Covenants of Seller and the Servicer. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each of Seller and the Servicer hereby severally, and not jointly, covenants, as to itself, that:

               (a) Name Change, Offices and Records. Seller will not make any change to its name (within the meaning of Section 9-507(c) of any applicable enactment of the UCC), identity, or jurisdiction of organization, unless (i) at least forty-five (45) days prior to the effective date of any such change, Seller provides written notice thereof to the Agent, (ii) at least ten (10) days prior to such effective date, Seller delivers to the Agent such financing statements (Forms UCC-1 and UCC-3), executed by Seller (if required under applicable law) which the Agent or any Purchaser may reasonably request to reflect such change, together with such other documents and instruments that the Agent or any Purchaser may reasonably request in connection therewith, (iii) at least ten (10) days prior to such effective date, Seller has taken all other steps to ensure that the Agent, for the benefit of itself and the Purchasers, continues to have a first priority perfected ownership in the Receivables, the Related Assets related thereto and any Collections thereon and (iv) in the case of any change in its jurisdiction of organization, if requested by the Agent or any Purchaser, the Agent and such Purchaser shall have received, prior to such change, an opinion of counsel, in form and substance reasonably satisfactory to the Agent and such Purchaser, as to such incorporation and Seller's valid existence and good standing and the perfection and preservation of priority of the Agent's ownership or security interest in, the Receivables, the Related Assets and Collections.

               (b) Change in Payment Instructions to Obligors. Except as may be required by the Agent pursuant to Section 8.2(b), neither Seller nor Servicer will add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

               (c) Modifications to Contracts and Credit and Collection Policy. Without the Agent's prior written consent, Seller will not agree to make any change to the Credit and Collection Policy that could reasonably be expected to adversely affect the collectibility of the Receivables. Except as provided in
Section 8.2(d), the Servicer will not and will not agree to, extend, amend or otherwise modify the terms of any outstanding Receivable or the terms of any Contract related thereto to the extent that such terms relate to such Receivable other than in accordance with the Credit and Collection Policy.

               (d) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Assets or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator. Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, except in favor of the Agent and the Purchasers as provided hereunder.

               (e) Net Receivables Balance. At no time prior to the Amortization Date shall Seller permit the Net Receivables Balance to be less than an amount equal to the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves.

               (f) Termination Date Determination. Seller will not designate the Termination Date (as defined in any Receivables Sale Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of a Receivables Sale Agreement.

               (g) Restricted Junior Payments. From and after the continuance of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.2(e).

                                  ARTICLE VIII
                          ADMINISTRATION AND COLLECTION

          Section 8.1 Designation of Servicer. (a) The servicing, administration and collection of the Receivables shall be conducted by the Servicer so designated from time to time in accordance with this Section 8.1. The Agent and the Purchasers hereby appoint Seller to perform all such servicing, administration and collection tasks. Seller hereby delegates such servicing, administration and collection tasks to Cott and the Agent and the Purchasers consent to such delegation. Cott hereby accepts such delegation from Seller and agrees to perform the duties and obligations of the Servicer pursuant to the terms of this Agreement. The Agent may, or upon the direction of the Required Financial Institutions, the Agent shall, at any time after the occurrence and during the continuance of an Amortization Event, designate any Person to succeed Cott as Servicer. From and after the designation of any Person as the successor Servicer to Cott, the Agent may, or upon the direction of the Required Financial Institutions, the Agent shall designate any Person as a subsequent successor Servicer at any time.

               (b) Without the prior written consent of the Agent and the Required Financial Institutions, Seller, Cott and any other Person subsequently designated as Servicer by the Agent in accordance with Section 8.1(a)) shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller, (ii) Cott and (iii) with respect to certain Charged-Off Receivables, outside collection agencies and attorneys in accordance with its customary practices. If at any time the Agent shall designate any successor Servicer, all duties and responsibilities theretofore delegated to the Servicer being replaced may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to the Servicer being replaced and to Seller.

               (c) Notwithstanding the foregoing subsection (b), for so long as Cott shall serve as the Servicer (i) Cott shall be and remain primarily liable to the Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and the Purchasers shall be entitled to deal exclusively with Cott in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Cott in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Cott, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

          Section 8.2 Duties of Servicer. (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

               (b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account owned by and maintained in the name of Seller. The Servicer shall enter into and cause to be in effect at all times a Collection Account Agreement substantially in the form of one of the agreements attached hereto as Exhibit VI (or such other form as the Agent may agree in writing) with each bank maintaining a Collection

Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Assets, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to
Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall, instruct all Obligors with respect to the Receivables to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

               (c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Agent, segregate, in a manner reasonably acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article
II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following the date of receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer; provided, that if such Collections are not received until after 11:00 a.m. (Chicago time), the Servicer shall not be required to set aside such Collections in accordance with this sentence until the second Business Day following receipt of such Collections.

               (d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Defaulted Receivable, Delinquent Receivable or Charged-Off Receivable or limit the rights of the Agent or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, at any time after the occurrence and during the continuance of an Amortization Event, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Assets.

               (e) The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Assets or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent following an Amortization Event, deliver or make available to the Agent all such Records, at a place selected by the Agent. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

               (f) Any payment by an Obligor in respect of any Indebtedness owed by it to any Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness of an Obligor not constituting Receivables.

          Section 8.3 Collection Notices. The Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices. The Agent agrees to deliver to Servicer a copy of any Collection Notice promptly following delivery thereof to a Collection Bank; provided, that any failure or delay in delivering any Collection Notice shall not impair or adversely affect the effectiveness of any such Collection Notice. Seller hereby transfers to the Agent for the benefit of the Purchasers, exclusive dominion and control of each Lock-Box and Collection Account and, effective when the Agent delivers any Collection Notice, the exclusive ownership of each Lock-Box and the Collection Accounts. Until the Agent delivers a Collection Notice to the applicable Collection Bank, the Agent shall permit Seller and the Servicer to provide instructions to such Collection Bank with respect to the applicable Collection Accounts and Lock-Boxes. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled to (i) endorse Seller's name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Assets and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller.

          Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agent and the Purchasers of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their respective duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

          Section 8.5 Reports. The Servicer shall prepare and forward to the Agent (i) on the 15th day of each calendar month and at such times as the Agent shall reasonably request, a Monthly Report in respect of the Monthly Accounting Period then most recently ended and (ii) at such times as the Agent shall reasonably request, a listing by Obligor of all Receivables together with an aging of such Receivables.

          Section 8.6 Servicing Fees. In consideration of Cott's agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Cott shall continue to perform as Servicer hereunder, Seller shall pay over to Cott a fee (the "Servicing Fee") on each Settlement Date, in arrears for the immediately preceding Accrual Period, equal to 1.00% per annum of the average aggregate Outstanding Balance of all Receivables during the preceding Accrual Period, as compensation for its servicing activities.

                                   ARTICLE IX
                               AMORTIZATION EVENTS

          Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

               (a) Any of Seller or Servicer shall fail (i) to make any payment or deposit required hereunder when due or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a) and Section 9.1(e)) and such failure continues for three (3) consecutive Business Days after an Authorized Officer of Seller or Servicer becomes aware of such failure.

               (b) (i) Any representation or warranty made by Seller or Servicer in this Agreement shall prove to have been incorrect when made or deemed made, or (ii) any representation, warranty, certification or statement made by Seller or Servicer in any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made.

               (c) The occurrence of any of the following:

                    (i) Failure of Seller to pay any Indebtedness when due;

                    (ii) The default by Seller in the performance of any term, provision or condition contained in any agreement (besides this Agreement) under which any Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of any Indebtedness to cause Indebtedness to become due prior to its stated maturity; or any Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof;

                    (iii) The failure of the Servicer to pay any Indebtedness when due which Indebtedness individually or in the aggregate exceeds $15,000,000 ("Material Indebtedness");

                    (iv) The default by the Servicer in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of Material Indebtedness to cause Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or

                    (v) Any (A) "Event of Default" under or in connection with the Credit Agreement or (B) event, circumstance or condition having the effect of permitting termination of any financing commitments or the acceleration of any outstanding Indebtedness or recourse to any guaranty or collateral for any outstanding Indebtedness under the Credit Agreement shall occur or exist; provided, that, in the absence of an "Event of Default," (1) a refinancing or replacement of the Credit Agreement or (2) the expiration of the commitments thereunder on "March 31, 2010" shall not constitute an Amortization Event hereunder.

               (d) (i) Any of the Servicer or Seller shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any the Servicer or Seller seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property); provided that, in the case of any proceeding instituted against Servicer, such event shall not constitute an Amortization Event until either (A) such proceeding shall have remained undismissed or unstayed for a period of thirty (30) days, (B) an order for relief shall have been entered against Servicer under the Federal bankruptcy laws or (C) Servicer shall have taken corporate action consenting to, approving or acquiescing in the commencement or maintenance of such proceeding; or (iii) Servicer or Seller shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).

               (e) Seller shall fail to comply with the terms of Section 2.6 hereof.

               (f) As at the end of any Monthly Accounting Period,

                    (i) the average Default Ratio, with respect to the three Monthly Accounting Periods then most recently ended, shall exceed 1.25%,

                    (ii) the average Delinquency Ratio, with respect to the three Monthly Accounting Periods then most recently ended, shall exceed 6.75%, or

                    (iii) the average Dilution Ratio, with respect to the three Monthly Accounting Periods then most recently ended, shall exceed 2.50%.

               (g) A Change of Control shall occur.

               (h) One or more final judgments for the payment of money shall be entered against Seller or one or more final judgments for the payment of money in an amount in excess of the $15,000,000, individually or in the aggregate, shall be entered against the Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution.

               (i) Any "Termination Event" under and as defined in any Receivables Sale Agreement shall occur; or the "Termination Date" under and as defined in any Receivables Sale Agreement shall occur under such Receivables Sale Agreement; or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the applicable Receivables Sale Agreement.

               (j) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Assets and the Collections with respect thereto and the Collection Accounts.

               (k) The Provider shall fail, to perform or observe, in any material respect, any term, covenant or agreement required to be performed by it under the Performance Undertaking; any representation, warranty, certification or statement made by the Provider in any Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect, in any material respect, when made or deemed made; the Provider shall fail to make any payment when due under the Performance Undertaking; or the Performance Undertaking or any Transaction Document to which the Provider is party shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Provider, or the Provider shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

               (l) Any party to the Asset Allocation Agreement shall fail to perform or observe, in any material respect, any term, covenant or agreement required to be performed by it under the Asset Allocation Agreement; any representation, warranty, certification or statement made by any party to the Asset Allocation Agreement shall prove to have been incorrect, in any material respect, when made or deemed made; or the Asset Allocation Agreement shall cease to be effective or to be the legally valid, binding and enforceable obligation of each party thereto, or any Person shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

               (m) Cott Corporation and its Subsidiaries shall fail to perform, maintain or otherwise satisfy a financial test described in Schedule C.

          Section 9.2 Actions. Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Financial Institutions shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by Seller and Servicer; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d)(ii), or of an actual or deemed entry of an order for relief with respect to Seller or Servicer under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by Seller and Servicer, (iii) to the fullest extent permitted by applicable law, declare that the Default Rate shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Purchaser Interests in the Receivables. The aforementioned rights shall be without limitation, and shall be in addition to all other rights of the Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights provided under the UCC, all of which rights shall be cumulative.

                                    ARTICLE X
                                 INDEMNIFICATION

          Section 10.1 Indemnities by the Seller and the Servicer.

               (a) Indemnification by the Seller. Without limiting any other rights that the Agent or any Purchaser may have hereunder or under applicable law, Seller hereby agrees to indemnify (and pay upon demand to) the Agent, the Arranger and each Purchaser and their respective assigns, officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees (which attorneys may be employees of the Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or any other Transaction Document or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, excluding, however, in all of the foregoing instances:

                    (x) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

                    (y) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or due to the failure of any Obligor to pay any amounts in respect of any Receivable (other than any such failure directly or indirectly related to any action or omission on the part of Seller or any of its Affiliates or any adverse development in the relationship between such Obligor and Seller or any of its Affiliates other than to the extent such adverse development arises due to an adverse development in the creditworthiness of such Obligor); or

                    (z) taxes imposed by such Indemnified Party's jurisdiction of organization, on or measured by the overall net income or revenues of such Indemnified Party;

provided, however, that nothing contained in this sentence shall limit the liability of the Seller for amounts otherwise specifically provided to be paid by the Seller under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, but subject to the limitations in clauses (x),
(y) and (z) above, Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

                    (i) any representation or warranty made by Seller, Servicer, Provider or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

                    (ii) the failure by Seller, the Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

                    (iii) any failure of Seller, the Servicer, the Provider or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

                    (iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

                    (v) any dispute, claim, offset (other than (A) an offset properly recorded in a Promotional Accrual Account and included in the calculation of Net Eligible Receivables Balance or (B) any discount on the payment of any Receivable set forth in the terms of the Contract related thereto in respect of the applicable Obligor's early payment of the amounts owing under such Contract) or defense of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

                    (vi) the commingling of Collections of Receivables at any time with other funds;

                    (vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to Seller, the Servicer, Provider or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

                    (viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

                    (ix) any Amortization Event;

                    (x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Assets and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created under the Transaction Documents); or any failure of Seller to give reasonably equivalent value to any Originator under the applicable Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

                    (xi) any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or a first priority perfected security interest in the Receivables, the Related Assets and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

                    (xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Assets and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

                    (xiii) any action improperly taken, any omission of any action required to be taken, or any other action elected to be taken by Seller or Servicer which reduces or impairs the rights of the Agent or the Purchasers with respect to any Receivable or the value of any such Receivable;

                    (xiv) any attempt by any Person (other than Agent, Arranger or any Person) to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

                    (xv) the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

               (b) Indemnification by the Servicer. Without limiting any other rights that the Agent or any Purchaser may have hereunder or under applicable law, the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer's activities as Servicer hereunder excluding, however, in all of the foregoing instances:

                    (x) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

                    (y) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or due to the failure of any Obligor to pay any amounts in respect of such Receivable (other than any such failure directly or indirectly related to any action or omission on the part of Servicer or any of its Affiliates or any adverse development in the relationship between such Obligor and Servicer or any of its Affiliates other than to the extent such adverse development arises due to an adverse development in the creditworthiness of such Obligor)); or

                    (z) taxes imposed by such Indemnified Party's jurisdiction of organization, on or measured by the overall net income or revenues of such Indemnified Party;

provided, however, that nothing contained in this sentence shall limit the liability of the Servicer for amounts otherwise specifically provided to be paid by the Servicer under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, but subject to the limitations in clauses (x), (y) and (z) above, Servicer shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

                    (i) any representation or warranty made by the Servicer (or any officers of the Servicer) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

                    (ii) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto;

                    (iii) any failure of the Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

                    (iv) the commingling of Collections of Receivables by or under the supervision of the Servicer at any time with other funds;

                    (v) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, or any other investigation, litigation or proceeding relating to the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

                    (vi) any Amortization Event arising out of an action or omission by the Servicer;

                    (vii) any action improperly taken, any omission of any action required to be taken, or any other action elected to be taken by Servicer which reduces or impairs the rights of the Agent or the Purchasers with respect to any Receivable or the value of any such Receivable; and

                    (viii) the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

          Section 10.2 Increased Cost and Reduced Return.

          If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a "Regulatory Change"): (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source's obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income or revenue of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source's capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise reimburse such Funding Source for the amount of such increased cost or such reduction.

          Section 10.3 Other Costs and Expenses.

               (a) Seller shall pay to the Arranger, the Purchasers, the Agent and Company on demand (i) all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery, administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder and (ii) all costs and out-of-pocket expenses in connection with the enforcement of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, (A) the cost of Company's auditors auditing the books, records and procedures of Seller, (B) reasonable fees and out-of-pocket expenses of legal counsel for Company and the Agent (which such counsel may be employees of Company or the Agent) with respect thereto and with respect to advising Company and the Agent as to their respective rights and remedies under this Agreement, (C) the costs and expenses of the Arranger of the facility contemplated herein, and (D) all costs and expenses incurred in connection with any amendment or restructuring or workout of this Agreement or such documents.

               (b) Without limiting the generality of Section 10.3(a), Seller shall reimburse the Agent and Company on demand in respect of all reasonable fees and expenses incurred in connection with any audit conducted of any Originator, Seller or Servicer.

                                   ARTICLE XI
                                    THE AGENT

          Section 11.1 Authorization and Action. Each Purchaser hereby designates and appoints JPMorgan to act as its agent hereunder and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for Seller or Servicer or any of such Person's respective successors or assigns. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Purchaser hereby authorizes the Agent to execute each of the Uniform Commercial Code financing statements, on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).

          Section 11.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          Section 11.3 Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by Seller or Servicer contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of Seller or Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller and the Servicer. The Agent shall not be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Agent has received notice from Seller or a Purchaser.

          Section 11.4 Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or

Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of Company or the Required Financial Institutions or all of the Purchasers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchasers. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Company or the Required Financial Institutions or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

          Section 11.5 Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the Seller and the Servicer, shall be deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

          Section 11.6 Reimbursement and Indemnification. The Financial Institutions agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by the Seller and the Servicer
(i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Seller and the Servicer hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

          Section 11.7 Agent in its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though the Agent were not the Agent hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Agent, and the terms "Financial Institution," "Purchaser," "Financial Institutions" and "Purchasers" shall include the Agent in its individual capacity.

          Section 11.8 Successor Agent. The Agent may, upon five days' notice to Seller and the Purchasers, and the Agent will, upon the direction of all of the Purchasers (other than the Agent, in its individual capacity) resign as Agent. If the Agent shall resign, then the Required Financial Institutions during such five-day period shall appoint from among the Purchasers a successor agent. Notwithstanding anything herein to the contrary, so long as no Amortization Event or Potential Amortization Event has occurred and is continuing, each such successor Agent (other than any successor Agent that is an Affiliate of JPMorgan) shall be subject to approval by Seller, which approval shall not be unreasonably withheld or delayed. If for any reason no successor Agent is appointed by the Required Financial Institutions during such five-day period, then effective upon the termination of such five day period, the Purchasers shall perform all of the duties of the Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers. After the effectiveness of any retiring Agent's resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and
Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Transaction Documents.

                                   ARTICLE XII
                           ASSIGNMENTS; PARTICIPATIONS

          Section 12.1 Assignments. (a) Seller and each Financial Institution hereby agree and consent to the complete or partial assignment by Company of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Financial Institutions pursuant to a Liquidity Agreement or to any other Person, and upon such assignment, Company shall be released from its obligations so assigned. Notwithstanding anything herein to the contrary, so long as no Amortization Event or Potential Amortization Event has occurred and is continuing, each such assignee of Company shall be subject to approval by Seller, which approval shall not be unreasonably withheld or delayed; provided, that assignments by the Company (1) pursuant to any Liquidity Agreement, (2) to any Person administered or managed by the Agent whose primary business is participating in securitizations and similar financial transactions or (3) to any Affiliate of the Agent, shall not be subject to the consent of the Seller. Further, Seller and each Financial Institution hereby agree that any assignee of Company of this Agreement or all or any of the Purchaser Interests of Company shall have all of the rights and benefits under this Agreement as if the term "Company" explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of Company hereunder. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

               (b) Any Financial Institution may at any time and from time to time assign to one or more Persons ("Purchasing Financial Institutions") all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the "Assignment Agreement") executed by such Purchasing Financial Institution and such selling Financial Institution. The consent of Company shall be required prior to the effectiveness of any such assignment. In addition, so long as no Amortization Event or Potential Amortization Event has occurred and is continuing, each such assignee of any Financial Institution shall be subject to approval by Seller, which approval shall not be unreasonably withheld or delayed; provided, that assignments by an Financial Institution to any Affiliate to any Affiliate of such Financial Institution, shall not be subject to the consent of the Seller. Each assignee of a Financial Institution must (i) have a short-term debt rating of A-1 or better by S&P and P-1 by Moody's and (ii) agree to deliver to the Agent, promptly following any request therefor by the Agent or Company, an enforceability opinion in form and substance satisfactory to the Agent and Company. Upon delivery of the executed Assignment Agreement to the Agent, such selling Financial Institution shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Financial Institution shall for all purposes be a Financial Institution party to this Agreement and shall have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers or the Agent shall be required.

               (c) Each of the Financial Institutions agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by S&P and P-1 by Moody's (an "Affected Financial Institution"), such Affected Financial Institution shall be obliged, at the request of Company or the Agent, to assign all of its rights and obligations hereunder to (x) another Financial Institution or (y) another funding entity nominated by the Agent and acceptable to Company, and willing to participate in this Agreement and the related Liquidity Agreement through the Liquidity Termination Date in the place of such Affected Financial Institution; provided that the Affected Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Financial Institution's Pro Rata Share of the Aggregate Capital and Yield owing to the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions.

          Section 12.2 Participations. Any Financial Institution may, in the ordinary course of its business at any time sell to one or more Persons (each a "Participant") participating interests in its Pro Rata Share of the Purchaser Interests of the Financial Institutions, its obligation to the Company pursuant to a Liquidity Agreement or any other interest of such Financial Institution hereunder. Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution's rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and Seller, Company and the Agent shall continue to deal solely and directly with such Financial Institution in connection with such Financial Institution's rights and obligations under this Agreement. Each Financial Institution agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution's right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 13.1(b)(i).

          Section 12.3 Terminating Financial Institutions.

               (a) Each Financial Institution hereby agrees to deliver written notice to the Agent and Seller not more than 30 Business Days and not less than 5 Business Days prior to the Liquidity Termination Date indicating whether such Financial Institution intends to renew its Commitment hereunder. If any Financial Institution fails to deliver such notice on or prior to the date that is 5 Business Days prior to the Liquidity Termination Date, such Financial Institution will be deemed to have declined to renew its Commitment (each Financial Institution which has declined or has been deemed to have declined to renew its Commitment hereunder, a "Non-Renewing Financial Institution"). The Agent shall promptly notify Company of each Non-Renewing Financial Institution and Company, in its sole discretion, may (A) to the extent of Commitment Availability, declare that such Non-Renewing Financial Institution's Commitment shall, to such extent, automatically terminate on a date specified by Company on or before the Liquidity Termination Date or (B) upon one (1) Business Days' notice to such Non-Renewing Financial Institution assign to such Non-Renewing Financial Institution on a date specified by Company its Pro Rata Share of the aggregate Purchaser Interests then held by Company, subject to, and in accordance with the applicable Liquidity Agreement. In addition, Company may, in its sole discretion, at any time (x) to the extent of Commitment Availability, declare that any Affected Financial Institution's Commitment shall automatically terminate on a date specified by Company or (y) assign to any Affected Financial Institution on a date specified by Company its Pro Rata Share of the aggregate Purchaser Interests then held by Company, subject to, and in accordance with the applicable Liquidity Agreement (each Affected Financial Institution or each Non-Renewing Financial Institution is hereinafter referred to as a "Terminating Financial Institution"). The parties hereto expressly acknowledge that any declaration of the termination of any Commitment, any assignment pursuant to this Section 12.3 and the order of priority of any such termination or assignment among Terminating Financial Institutions shall be made by Company in its sole and absolute discretion.

               (b) Upon any assignment to a Terminating Financial Institution as provided in this Section 12.3, any remaining Commitment of such Terminating Financial Institution shall automatically terminate. Upon reduction to zero of the Capital of all of the Purchaser Interests of a Terminating Financial Institution (after application of Collections thereto pursuant to Sections 2.2 and 2.3) all rights and obligations of such Terminating Financial Institution hereunder shall be terminated and such Terminating Financial Institution shall no longer be a "Financial Institution" hereunder; provided, however, that the provisions of Article X shall continue in effect for its benefit with respect to Purchaser Interests held by such Terminating Financial Institution prior to its termination as a Financial Institution.

                                  ARTICLE XIII
                                  MISCELLANEOUS

          Section 13.1 Waivers and Amendments. (a) No failure or delay on the part of the Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

               (b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this
Section 13.1(b). Company, Seller and, at the direction of the Required Financial Institutions, the Agent, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

                    (i) without the consent of each affected Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution's Pro Rata Share (except as may be required pursuant to a Liquidity Agreement) or any Financial Institution's Commitment,
(E) amend, modify or waive any provision of the definition of Required Financial Institutions or this Section 13.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement,
(G) change the definition of "Eligible Receivable", "Receivable", "New Division Receivable" or any of the terms used in the determination of "Aggregate Reserves" or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses;

                    (ii) without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Agent; or

                    (iii) without the written consent of the then Servicer, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Servicer;

Notwithstanding the foregoing, (i) without the consent of the Financial Institutions, but with the consent of Seller, the Agent may amend this Agreement solely to add additional Persons as Financial Institutions hereunder and (ii) the Agent, the Required Financial Institutions and Company may enter into amendments to modify any of the terms or provisions of Article XI, Article XII or Section 13.13 without the consent of Seller, provided that such amendment has no negative impact upon Seller. Any modification or waiver made in accordance with this Section 13.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Agent.

          Section 13.2 Notices. Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this
Section 13.2. Seller hereby authorizes the Agent to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the

Agent a written confirmation of each telephonic notice signed by an Authorized Officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error. Notwithstanding anything to the contrary set forth herein, any communications or notices delivered by telecopy, electronic facsimile or similar writing after 4:00 p.m. (New York City time) on any day shall be deemed to have been delivered to such Person on the Business Day immediately following such day.

          Section 13.3 Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          Section 13.4 Protection of Ownership Interests of the Purchasers.

               (a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time, the Agent may, or the Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller's expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser's request, withhold the identity of such Purchaser in any such notification.

               (b) If Seller or Servicer fails to perform any of its obligations hereunder, the Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent's or such Purchaser's costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3. Seller irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of Seller (i) within the meaning of Section 9-509 of any applicable enactment of the UCC, as secured party for the benefit of itself and of the Purchasers, to file against the Seller or any Originator, as debtors, the UCC financing statements contemplated herein and under the Receivables Sale Agreements (ii) to file financing statements necessary or desirable in the Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

          Section 13.5 Confidentiality.

               (a) Each party hereto shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the other parties hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, including, without limitation confidential information contained in any Contracts ("Transaction Information"), except that such Person and its officers and employees may disclose such information to its external accountants and attorneys, to regulators having oversight of such Person and as required by any applicable law or order of any judicial or administrative proceeding. Notwithstanding the foregoing, each party hereto may (i) disclose Transaction Information to the extent required by applicable law, regulation, subpoena or other legal process, (ii) file copies of the Transaction Documents with the Securities Exchange Commission to the extent required by law, rule or regulation and (iii) submit copies of this Agreement to the Bank Agent and the Bank Lenders as required by the Bank Agent and the Bank Lenders, provided, that the Seller and the Servicer agree to use their reasonable best efforts to maintain the confidentiality of the terms of the Fee Letter and the terms used in the determination of any Special Concentration Limit, the definition of "LIBO Rate", the definition of "Aggregate Reserves" or any other terms or provisions identified by JPMorgan as containing confidential commercial or financial information. In addition, the Transaction Information may be disclosed by the Seller or its Affiliates to any Person with the Agent's prior written consent.

               (b) Anything herein to the contrary notwithstanding, Seller and Servicer hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Financial Institutions or Company by each other, (ii) by the Arranger, the Agent or the Purchasers to any prospective or actual assignee or participant of any of them, and (iii) by the Agent or the Arranger to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Company or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which JPMorgan acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing. In addition, the Arranger, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

               (c) Anything herein to the contrary notwithstanding, Seller, Servicer, each Purchaser, the Agent, the Arranger, each Indemnified Party and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

          Section 13.6 Bankruptcy Petition. Seller, the Servicer, the Agent and each Financial Institution hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Company, it will not institute against, or join any other Person in instituting against, Company or Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. The provisions of this Section 13.6 shall survive termination of this Agreement.

          Section 13.7 Limitation of Liability. No claim may be made by any Person against Seller, Servicer, Company, the Agent or any Financial Institution or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          Section 13.8 CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

          Section 13.9 CONSENT TO JURISDICTION. EACH OF SELLER AND SERVICER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH OF SELLER AND SERVICER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST SELLER OR SERVICER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY SELLER OR SERVICER AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SELLER OR SERVICER PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

          Section 13.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY SELLER OR SERVICER PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

          Section 13.11 Integration; Binding Effect; Survival of Terms.

               (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

               (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by Seller or Servicer pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 13.5 and 13.6 shall be continuing and shall survive any termination of this Agreement.

          Section 13.12 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to "Article," "Section," "Schedule" or "Exhibit" shall mean articles and sections of, and schedules and exhibits to, this Agreement.

          Section 13.13 JPMorgan Roles. Each of the Financial Institutions acknowledges that JPMorgan acts, or may in the future act, (i) as administrative agent for Company or any Financial Institution, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for Company or any Financial Institution (collectively, the "JPMorgan Roles"). Without limiting the generality of this Section 13.13, each Financial Institution hereby acknowledges and consents to any and all JPMorgan Roles and agrees that in connection with any JPMorgan Role, JPMorgan may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Company, and the giving of notice to the Agent of a mandatory purchase pursuant to a Liquidity Agreement.

          Section 13.14 Characterization. (a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller or Servicer; provided, however, that (i) Seller shall be liable to (A) each Purchaser and the Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement and (B) the Agent, the Purchasers and the Servicer for the items described in Section 2.1 of this Agreement, (ii) Servicer shall be liable to each Purchaser and the Agent for all representations, warranties, covenants and indemnities made by Servicer pursuant to the terms of this Agreement and (iii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or the Agent or any assignee thereof of any obligation of Seller or any Originator or any other Person arising in connection with the Receivables, the Related Assets, or the related Contracts, or any other obligations of Seller or any Originator.

               (b) In addition to any ownership interest which the Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller's right, title and interest in, to and under, all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Assets with respect to such Receivables, all other rights with respect to such Receivables, and all proceeds of any thereof, prior to all other liens on and security interests therein, to secure the prompt and complete payment of the Aggregate Unpaids. The Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

          Section 13.15 Limited Recourse.

               (a) Notwithstanding anything to the contrary contained herein, the obligations of the Company under this Agreement are solely the obligations of the Company and, in the case of obligations of the Company other than Commercial Paper, shall be payable at such time as funds are received by or are available to the Company in excess of funds necessary to pay in full all outstanding Commercial Paper and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against the Company but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in the Federal Bankruptcy Code) of any such party as against the Company shall be subordinated to the payment in full of all Commercial Paper.

               (b) The Agent and the Purchasers acknowledge and agree that Seller is a separate legal entity from the Originators, the Servicer and Provider. The Agent and the Purchasers further acknowledge and agree that the Seller itself is not granting recourse to the stock or assets of the Originators, the Servicer or the Provider; provided however, that Agent and the Purchasers have claims and nothing herein shall be construed to impair, subordinate, or in any way limit the claims of the Agent and the Purchasers (i) against the Servicer under this Agreement, (ii) against the Originators under the Receivables Sale Agreements (as assignee of all of the Seller's right, title and interest in the Receivables Sale Agreements) and (iii) against the Provider under the Performance Undertaking (as assignee of all of the Seller's right, title and interest in the Performance Undertaking). In addition, for purposes of clarification and without in any way limiting Cott's obligations as Servicer hereunder, nothing in this Agreement shall cause Cott to be directly or indirectly liable for any indebtedness (as reflected as a liability on the balance sheet) of the Seller created hereunder or constitute credit support for any indebtedness (as reflected as a liability on a balance sheet) of the Seller created hereunder.

                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly Authorized Officers as of the date hereof.

                                        COTT USA RECEIVABLES CORPORATION,
                                        as Seller


                                        By: /s/ Catherine Brennan
                                            ------------------------------------
                                        Name: Catherine Brennan
                                        Title: Vice President, Treasurer

                                        Address: 4328 Director Drive
                                                 San Antonio, TX 78219


                                        COTT BEVERAGES INC.,
                                        as initial Servicer


                                        By: /s/ Catherine Brennan
                                            ------------------------------------
                                        Name: Catherine Brennan
                                        Title: Vice President, Treasurer

                                        Address: 4211 W. Boyscout Boulevard
                                                 Suite 290
                                                 Tampa, FL 33607


                Signature Page to Receivables Purchase Agreement
                        Cott USA Receivables Corporation

                                        PARK AVENUE RECEIVABLES COMPANY, LLC,
                                        as Company


                                        By: /s/ Ronald J. Atkins
                                            ------------------------------------
                                        Name: Ronald J. Atkins
                                        Title: Authorized Signer

                                        Address: c/o JPMORGAN CHASE BANK, N.A.,
                                                 1 Bank One Plaza
                                                 10 South Dearborn Street
                                                 Chicago, IL 60670


                                        JPMORGAN CHASE BANK, N.A., as a
                                        Financial Institution and as Agent


                                        By: /s/ Ronald J. Atkins
                                            ------------------------------------
                                        Name: Ronald J. Atkins
                                        Title: Vice President, Capital Markets

                                        Address: 1 Bank One Plaza
                                                 10 South Dearborn Street
                                                 Chicago, IL 60670


                Signature Page to Receivables Purchase Agreement
                        Cott USA Receivables Corporation

                                    EXHIBIT I

                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Accrual Period" means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

     "Adverse Claim" means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

     "Affected Financial Institution" has the meaning specified in Section 12.1(c).

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" has the meaning set forth in the preamble to this Agreement.

     "Aggregate Capital" means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

     "Aggregate Reduction" has the meaning specified in Section 1.3.

     "Aggregate Reserves" means, on any date of determination, the sum of the Loss Reserve, the Yield and Servicing Reserve and the Dilution Reserve.

     "Aggregate Unpaids" means, at any time, an amount equal to the sum of all Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

     "Agreement" means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

     "Amortization Date" means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, and (iv) the date which is 30 Business Days after the Agent's receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

     "Amortization Event" has the meaning specified in Article IX.

     "Applicable LIBO Margin" means the following percentages per annum, based upon the Total Leverage Ratio set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 7.1(a):

                                                                                   Applicable
                                                                                      LIBO
Pricing Level                         Total Leverage Ratio                           Margin
-------------                         --------------------                         ----------
Level I         Greater than or equal to 2.50 to 1.00                                 [***]
Level II        Greater than or equal to 2.25 to 1.00 but less than 2.50 to 1.00      [***]
Level III       Greater than or equal 1.75 to 1.00 but less than 2.25 to 1.00         [***]
Level IV        Greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00      [***]
Level V         Greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00      [***]
Level VI        Less than 1.25                                                        [***]

     Any increase or decrease in the Applicable LIBO Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.1(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable LIBO Rate shall be determined based upon Pricing Level IV beginning on the date of this Agreement and continuing through the date on which the Agent shall have received a Compliance Certificate pursuant to Section 7.1(a).

     "Arranger" means J.P. Morgan Securities Inc., in its individual capacity and its successors.

     "Asset Allocation Agreement" means an agreement in form and substance satisfactory to the Agent between the Agent, on behalf of the Purchasers, and the Bank Group Agent, relating to the respective interests and priorities of the Purchasers and the Bank Group in the other assets and interests in property of the Originators and Seller.

     "Assignment Agreement" has the meaning set forth in Section 12.1(b).

     "Authorized Officer" means, with respect to any Person, its chief executive officer, chief operating officer, president, corporate controller, treasurer, chief financial officer, general counsel, any assistant treasurer, any vice-president or the shared service central manager.

     "Bank Agent" means Wachovia Bank, National Association, as "Administrative Agent" for the Bank Group under the Credit Agreement, and any successor thereto.

     "Bank Group" means the "Lenders" and other financial institutions from time to time parties to the Credit Agreement.

     "Broken Funding Costs" means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned pursuant to a Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable and in each case, excluding any applicable margin), that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

     "Business Day" means any day on which banks are not authorized or required to close in New York, New York, Toronto, Ontario or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

     "Capital" of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections, Deemed Collections and other payments received by the Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

     "Change of Control" means any of the following (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of an amount greater than or equal to the 40% of the outstanding shares of voting stock of the Provider or (ii) the failure at any time of any Originator, the Servicer or Seller to be a wholly-owned Subsidiary of the Provider.

     "Charged-Off Receivable" means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller and Servicer therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller's books as uncollectible, (iv) which has been identified by

Seller as uncollectible or (v) which was converted to a note or other debt instrument for credit or collection measures.

     "Collection Account" means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

     "Collection Account Agreement" means an agreement substantially in the form of one of the agreements attached hereto as Exhibit VI among Seller, the Servicer, the Agent, applicable Collection Bank and, if applicable, the applicable Originator.

     "Collection Bank" means, at any time, any of the banks holding one or more Collection Accounts.

     "Collection Notice" means a notice, in substantially the form of Annex A to one of the agreements attached hereto as Exhibit VI, from the Agent to a Collection Bank.

     "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Assets with respect to such Receivable.

     "Commercial Paper" means promissory notes of Company issued by Company in the commercial paper market.

     "Commitment" means, for each Financial Institution, the commitment of such Financial Institution to purchase Purchaser Interests from (i) Seller and (ii) Company, in an amount not to exceed (A) in the aggregate, the amount set forth opposite such Financial Institution's name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (B) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor. Solely for purposes of reference, Schedule A also sets forth the commitment of each Financial Institution as of the date hereof to purchase its ratable share of Purchaser Interests from the Company in accordance with the terms and provisions of the applicable Liquidity Agreement between the Company and such Financial Institution, it being understood that such amount may be modified from time to time in accordance with the terms of such Liquidity Agreement.

     "Commitment Availability" means at any time the positive difference (if any) between (a) an amount equal to the aggregate amount of the Commitments minus (b) the Aggregate Capital at such time.

     "Company" has the meaning set forth in the preamble to this Agreement.

     "Concentration Limit" means, at any time, for any Obligor, 6.67% of the Net Eligible Receivables Balance at such time, or such other amount (a "Special Concentration Limit") for such Obligor as the Agent may designate from time to time; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit or Special Concentration Limit, as applicable, shall be calculated as if such Obligor and such Affiliate are one Obligor;

and provided, further, that, unless otherwise provided herein, the Agent may, upon not less than three Business Days' notice to Seller, cancel or otherwise modify any Special Concentration Limit.

     [***]

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

     "Contract" means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

     "Cott" has the meaning set forth in the preamble to this Agreement.

     "CP Costs" means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs incurred in connection with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of Company pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by Company in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital. Notwithstanding the foregoing, at all times following the occurrence and during the continuance of an Amortization Event, CP Costs shall be calculated based on the Default Rate.

     "Credit Agreement" means that certain Credit Agreement dated as of March 31, 2005 among the Provider, Cott, Cott Beverages Limited., Cott Embotelladores de Mexico S.A. de C.V., the Bank Group and the Bank Agent, as the same may from time to time be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Credit Agreement.

     "Credit and Collection Policy" means Seller's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

     "Deemed Collections" means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection in full of a Receivable if at any time any of the representations or warranties in Article V are no longer true when made with respect to such Receivable. If Outstanding Balance of any Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (including, without limitation, any adjustment of a type that would customarily be anticipated in a Promotional Accrual Account, but excluding cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), Seller shall be deemed to have received a Collection with respect to a Receivable to the extent of such reduction or cancellation.

     "Default Rate" means a rate per annum equal to 2% above the Prime Rate.

     "Default Ratio" means, the ratio (expressed as a percentage) with respect to any Monthly Accounting Period, equal to (i) the sum of (A) the aggregate Outstanding Balance of all Receivables that have remained unpaid for [***] to [***] days past the original due date as of the last day of such Monthly Accounting Period and (B) the aggregate Outstanding Balance of all Receivables that became Charged-Off Receivables during such Monthly Accounting Period and that were less than [***] days past the original due date therefor, divided by
(ii) the aggregate Original Balance of all Receivables generated by the Originators during the Monthly Accounting Period ended four Monthly Accounting Periods prior to such Monthly Accounting Period.

     "Defaulted Receivable" means a Receivable as to which payment or part thereof, remains unpaid for [***] days or more from the original due date for such payment.

     "Delinquency Ratio" means, the ratio (expressed as a percentage) with respect to any Monthly Accounting Period, equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables as of the last day of such Monthly Accounting Period divided by (ii) the aggregate Outstanding Balance of Receivables as of the last day of such Monthly Accounting Period.

     "Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for [***] days or more from the original due date for such payment.

     "Designated Obligor" means an Obligor indicated by the Agent to Seller in writing.

     "Dilution Horizon Ratio" means, the ratio (expressed as a percentage) at any time equal to (i) the aggregate Original Balance of all Receivables generated by the Originators during the three Monthly Accounting Periods then most recently ended divided by (ii) the Net Eligible Receivables Balance as of the last day of the Monthly Accounting Period then most recently ended.

     "Dilution Ratio" means, the ratio (expressed as a percentage) with respect to any Monthly Accounting Period, equal to (i) the aggregate amount of Dilutions which occurred during such Monthly Accounting Period, divided by (ii) the aggregate Original Balance of all Receivables generated by the Originators during the Monthly Accounting Period ended three months prior to such Monthly Accounting Period.

     "Dilution Reserve" means, on any date, an amount equal to (i) the Dilution Reserve Percentage, determined in reference to the then most recently issued Monthly Report, multiplied by (ii) the Net Receivables Balance as of the close of business of the Servicer on such date.

     "Dilution Reserve Percentage" means, as of any date of determination, the greater of (i) [***]% and (ii) a percentage calculated in accordance with the following formula:

          DRP = ([***] x ED) + ((DS-ED) x DS/ED) x DHR

     where:

          DRP = Dilution Reserve Percentage;

          ED = Expected Dilutions at such time;

          DS = Dilution Spike at such time; and

          DHR = Dilution Horizon Ratio at such time.

     "Dilution Spike" means, [***].

     "Dilutions" means, at any time in respect of any period, the aggregate amount of reductions or cancellations to Receivables during such period as a result of claims arising from warranty, short shipments, damages, and other assertions by obligors for product, service or delivery defects.

     "Discount Rate" means, the LIBO Rate or the Prime Rate, as applicable, with respect to each Purchaser Interest of the Financial Institutions; provided, that, at all times following the occurrence and during the continuance of an Amortization Event, the Discount Rate shall be equal to the Default Rate.

     "DSO" means, for any Monthly Accounting Period, an amount equal to (i) ninety (90) multiplied by (ii) (A) the Outstanding Balance of all Receivables (as reported in the Monthly Report for such Monthly Accounting Period) divided by (B) the aggregate Original Balance of all Receivables generated by the Originators during the three (3) Monthly Accounting Periods then most recently ended.

     "Eligible Receivable" means, at any time, a Receivable:

          (i) the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the

     United States; (b) is not an Affiliate of any of the parties hereto; (c) is not a Designated Obligor and (d) is not a government or a governmental subdivision or agency,

          (ii) the Obligor of which is not the Obligor of any Charged-Off Receivable,

          (iii) which is not a Charged-Off Receivable or a Delinquent
     Receivable,

          (iv) which by its terms is due and payable within sixty (60) days of the original billing date therefor and has not had its payment terms extended;

          (v) which is an "account" within the meaning of Section 9-102(a)(2) of the UCC of all applicable jurisdictions,

          (vi) which is denominated and payable only in United States dollars in the United States,

          (vii) which arises under a Contract, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense and does not required that the Obligor be notified of any assignment of such Contract,

          (viii) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of any Originator or any of its assignees under such Contract, except in such instances where (1) such consent has been obtained, (2) such consent is in full force and effect until the Outstanding Balance of such Receivable is reduced to zero and (3) the Agent has been notified in writing of the requirement for such consent, (B) does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract and (C) is governed by the federal law of the United States of America or the law of any state of the United States of America,

          (ix) which constitutes an obligation to pay a specified sum of money representing all or part of the sales price of merchandise, insurance or services within the meaning of the Investment Company Act of 1940, Section 3(c)5 (as amended),

          (x) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

          (xi) which satisfies all applicable requirements of the Credit and Collection Policy,

          (xii) which was generated in the ordinary course of the applicable Originator's business,

          (xiii) which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part),

          (xiv) as to which the Agent has not notified Seller that the Agent has determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to the Agent,

          (xv) which is not subject to any right of rescission, set-off (except
     (A) to the extent properly reflected in a Promotional Accrual Account or
     (B) in respect of customary terms providing for a discount not to exceed 2% of the Original Balance of such Receivable if the related Obligor pays all other amounts owing under such Receivable within ten days of the date such Receivable was originated), counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against any Originator or any other Adverse Claim, and the Obligor thereon holds no right as against any Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract),

          (xvi) as to which applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor. Without limiting the generality of the foregoing, a Receivable shall not constitute an "Eligible Receivable" if it is a "bill and hold" Receivable or otherwise is represented by an invoice that has been issued during the period prior to the shipment of the goods or other completion of the performance of obligations by the applicable Originator related to such Receivable,

          (xvii) all right, title and interest to and in which has been validly transferred by an Originator directly to Seller under and in accordance with the applicable Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim,

          (xviii) if the Obligor thereon is the Obligor of any Delinquent Receivables, the aggregate Outstanding Balance of such Delinquent Receivables does not exceed an amount equal to 25% of the aggregate Outstanding Balance of all Receivables of such Obligor at such time, and

          (xix) which is not a New Division Receivable.

     "Expected Dilutions" means, as of the last day of any Monthly Accounting Period, the average Dilution Ratio in respect of the twelve Monthly Accounting Periods then most recently ended.

     "Facility Termination Date" means the earlier of (i) the Liquidity Termination Date and (ii) the Amortization Date.

     "Federal Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as amended and any successor statute thereto.

     "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

     "Fee Letter" means that certain letter agreement dated as of the date hereof among Seller, the Company, the Arranger and the Agent, as it may be amended or modified and in effect from time to time.

     "Finance Charges" means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

     "Financial Institutions" has the meaning set forth in the preamble in this Agreement.

     "Funding Agreement" means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of Company.

     "Funding Source" means (i) any Financial Institution or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Company.

     "GAAP" means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

     "Incremental Purchase" means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

     "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

     "Independent Director" shall mean a member of the Board of Directors of Seller who is not at such time, and has not been at any time, (A) a director (other than as an "Independent Director" of Seller), officer, employee or affiliate of Seller, Provider, any Originator, or any of their respective Subsidiaries or Affiliates, or (B) the beneficial owner (at the time of such individual's appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of Seller, Provider, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights.

     "JPMorgan" means JPMorgan Chase Bank, N.A. in its individual capacity and its successors.

     "Knowledge" means, (a) with respect to Seller, the actual knowledge (without investigation) of any of Seller's officers or directors or (b) with respect to Servicer, the actual knowledge (without investigation) of any of the Authorized Officers of Servicer.

     "LIBO Rate" means the rate per annum equal to the sum (rounded, if necessary, to the next higher 1/100 of 1%) of:

     (i) (a) the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that, (I) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and
(II) if no such British Bankers' Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period' plus

     (ii) the Applicable LIBO Margin, plus

     (iii) [***]% per annum.

     "Liquidity Agreement" means any agreement as may be in effect from time to time among the Company and the Financial Institutions or any Funding Source providing for the commitment of such Financial Institutions or any Funding Source to purchase from the Company at any time all or any portion of the Company's Purchaser Interests.

     "Liquidity Termination Date" means April 1, 2008 or such later date as shall be the earliest termination date under the any of the Liquidity Agreement then in effect.

     "Lock-Box" means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

     "Loss Horizon Ratio" means, the ratio (expressed as a percentage) at any time equal to (i) the aggregate Original Balance of all Receivables generated by the Originators during the three Monthly Accounting Periods then most recently ended divided by (ii) the aggregate Net Eligible Receivables Balance as of the end of the most recently ended Monthly Accounting Period.

     "Loss Reserve" means, on any date, an amount equal to the product of (i) the Loss Reserve Percentage on such date and (ii) the Net Receivables Balance as of the close of business of the Servicer on such date.

     "Loss Reserve Percentage" means, as of any date of determination, the greater of (i) [***]% and (ii) a percentage calculated in accordance with the following formula:

          LRP = [***] x DR x LHR

     where:

          LRP = Loss Reserve Percentage;

          DR = Default Ratio at such time; and

          LHR = Loss Horizon Ratio at such time.

     "Material Adverse Effect" means a material adverse effect on (i) the financial condition or operations of (A) Seller, (B) Servicer, (C) any Originator or (D) the Provider, (ii) the ability of Seller, Servicer, the Provider or any Originator to perform its obligations under this Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser's interest in the Receivables generally or in any significant portion of the Receivables, the Related Assets or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

     "Monthly Accounting Period" means a fiscal month of Cott, the initial such fiscal months after the date of this Agreement being those accounting periods set forth in Exhibit XII hereto, as the dates of such accounting periods may be modified with the prior written consent of the Agent.

     "Monthly Report" means a report, in substantially the form of Exhibit IX hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

     "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

     "Net Eligible Receivables Balance" means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by (i) at any time that the Ratings Threshold is satisfied, 75% of the aggregate balance of the Promotional Accrual Accounts at such time and (ii) at any time that the Ratings Threshold is not satisfied, 100% of the aggregate balance of the Promotional Accrual Accounts at such time.

     "Net Receivables Balance" means, at any time, the Net Eligible Receivables Balance at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor.

     "New Division Receivable" means those Receivables arising in connection with the sale of goods or the rendering of services by any division of any Originator that is acquired after the date of this Agreement; provided, that such Receivables shall cease to be "New Division Receivables" hereunder upon the written acknowledgement of the Seller, the Agent and each Purchaser.

     "Non-Renewing Financial Institution" has the meaning set forth in Section 13.6(a).

     "Obligations" shall have the meaning set forth in Section 2.1.

     "Obligor" means a Person obligated to make payments on a Receivable.

     "Original Balance" means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was generated.

     "Originators" means, collectively, (i) Cott, (ii) Cott Beverages Wyomissing Inc., a Pennsylvania corporation, and (iii) Cott Vending Inc., a Delaware corporation.

     "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

     "Participant" has the meaning set forth in Section 12.2.

     "Performance Undertaking" means that certain Performance Undertaking dated as of the date hereof by the Provider in favor of Seller, substantially in the form of Exhibit X, as the same may be amended, restated or otherwise modified from time to time.

     "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Pooled Commercial Paper" means Commercial Paper notes of Company subject to any particular pooling arrangement by Company, but excluding Commercial Paper issued by Company for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Company.

     "Potential Amortization Event" means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

     "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     "Pro Rata Share" means, for each Financial Institution, a percentage equal to (i) the commitment of such Financial Institution to purchase Purchaser Interests from Seller, divided by (ii) the aggregate amount of all such commitments of all Financial Institutions hereunder.

     "Promotional Accrual Accounts" means, collectively, (i) the rebate accrual accounts of the Originators, (ii) the volume incentive accrual accounts of the Originators, (iii) the discretionary promotional accrual accounts of the Originators and (iv) and any similar promotional accrual account maintained on the general ledger or other books and records of any Originator.

     "Proposed Reduction Date" has the meaning set forth in Section 1.3.

     "Provider" means Cott Corporation, a company organized under the laws of Canada.

     "Purchase Limit" means $75,000,000 as such amount may be increased or decreased hereunder.

     "Purchase Notice" has the meaning set forth in Section 1.2.

     "Purchase Price" means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report, taking into account such proposed Incremental Purchase.

     "Purchasers" means Company and each Financial Institution.

     "Purchaser Interest" means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Assets with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

                                        C
                                    --------
                                    NRB - AR

where:

     C = the Capital of such Purchaser Interest.

     AR = the Aggregate Reserves.

     NRB = the Net Receivables Balance.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

     "Purchasing Financial Institution" has the meaning set forth in Section 12.1(b).

     "Rating Level" shall mean any of the following, as determined at any time in reference to the short term debt rating then assigned to [***] by Moody's (the "Moody's Rating") and S&P (the "S&P Rating"):

     Rating Level 1   [***]

     Rating Level 2   [***]

     Rating Level 3   [***]

     Rating Level 4   [***]

     "Rating Threshold" shall be satisfied on any date that (i) the issuer rating then assigned to Cott Corporation by Moody's is Ba3 or better AND (b) the long term local issuer credit rating then assigned to Cott Corporation by S&P is BB-or better.

     "Receivable" means all indebtedness and other obligations owed to Seller or any Originator (at the time it arises, and before giving effect to any transfer or conveyance under any Receivables Sale Agreement or hereunder) or in which Seller or any Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument, financial asset, investment property, letter of credit right, supporting obligation or general intangible, arising in connection with the sale of goods or the rendering of services by such Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation. Notwithstanding the foregoing, no indebtedness or other obligations owed to the

Seller or Cott arising in connection with the sale of goods or the rendering of services by (i) (A) any Originator to Cott Corporation or any Subsidiary of Cott Corporation or (B) unless until the Agent and the Seller otherwise agree in writing, any Originator to Safeway, Inc. or (ii)(A) the Concentrates (division code - 57), RC International (division code -54) or Cott International (division code 50) divisions of Cott, as such divisions exist on the date of this agreement or (B) [***], shall constitute a "Receivable" hereunder.

     "Receivables Sale Agreements" means each of (i) the Receivables Sale Agreement dated as of the date hereof between the Seller and Cott, (ii) the Receivables Sale Agreement dated as of the date hereof between the Seller and Cott Vending Inc., and (iii) the Receivables Sale Agreement dated as of the date hereof between the Seller and Cott Beverages Wyomissing Inc., as each such agreement may be amended, restated, supplemented or otherwise modified from time to time.

     "Records" means, with respect to any Receivable, all Contracts, purchase orders and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Assets therefor and the related Obligor.

     "Reduction Notice" has the meaning set forth in Section 1.3.

     "Regulatory Change" has the meaning set forth in Section 10.2(a).

     "Reinvestment" has the meaning set forth in Section 2.2.

     "Related Assets" means, with respect to any Receivable:

          (i) all of Seller or the applicable Originator's interest in the inventory and goods the sale, financing or lease of which by the applicable Originator gave rise to such Receivable (but only to the extent such inventory or goods consist of returned or repossessed inventory or goods), and all insurance contracts with respect thereto,

          (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

          (iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise, but only to the extent that such guaranties, letters of credit, insurance and other agreements or arrangements relate to such Receivable,

          (iv) all Contracts, service contracts and other contracts and agreements associated with such Receivable but only to the extent that such service contracts and other contracts relate to such Receivable,

          (v) all Records (other than Contracts) related to such Receivable,

          (vi) all of Seller's right, title and interest in and to such Receivable and under any Receivables Sale Agreement,

          (vii) all of Seller's right, title and interest in any Collection Accounts, Lockboxes and under the Performance Undertaking, and

          (viii) all proceeds of any of the foregoing.

     "Required Financial Institutions" means, at any time, Financial Institutions with Commitments to purchase Purchaser Interests from Seller in excess of 66-2/3% of the Purchase Limit.

     "Required Notice Period" means two (2) Business Days.

     "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in any Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to Cott or its Affiliates in reimbursement of actual management services performed). For purposes of clarification, the Servicing Fee shall not constitute a "Restricted Junior Payment" hereunder.

     "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

     "Seller" has the meaning set forth in the preamble to this Agreement.

     "Servicer" means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

     "Servicing Fee" has the meaning set forth in Section 8.6.

     "Settlement Date" means, (A) in any month, the date occurring two (2) Business Days following the date the Monthly Report is required to be delivered in such month in accordance with Section 8.5, and (B) the last day of the relevant Tranche Period in respect of each Purchaser Interest of the Financial Institutions.

     "Settlement Period" means (A) in respect of each Purchaser Interest of Company, the immediately preceding Accrual Period, and (B) in respect of each Purchaser Interest of the Financial Institutions, the entire Tranche Period of such Purchaser Interest.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     "Termination Date" has the meaning set forth in Section 2.2.

     "Termination Percentage" has the meaning set forth in Section 2.2.

     "Terminating Financial Institution" has the meaning set forth in Section 12.3(a).

     "Terminating Tranche" has the meaning set forth in Section 4.3(b).

     "Total Leverage Ratio" has the meaning set forth in Schedule C.

     "Tranche Period" means, with respect to any Purchaser Interest held by a Financial Institution, including any Purchaser Interest or an undivided interest in a Purchaser Interest assigned to a Financial Institution pursuant to a Liquidity Agreement:

     (a) if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the Agent and Seller, commencing on a Business Day selected by Seller or the Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

     (b) if Yield for such Purchaser Interest is calculated on the basis of the Prime Rate, a period commencing on a Business Day selected by Seller and agreed to by the Agent, provided no such period shall exceed one month.

     If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

     "Transaction Documents" means, collectively, this Agreement, the Asset Allocation Agreement, each Purchase Notice, the Receivables Sale Agreements, each Collection Account Agreement, the Performance Undertaking, the Fee Letter and all other instruments, documents and agreements executed and delivered in connection herewith.

     "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

     [***]

     [***]

     [***]

     [***]

     "Yield" means for each respective Tranche Period relating to Purchaser Interests of the Financial Institutions, including, without limitation, any Purchaser Interests or undivided interests in Purchaser Interests assigned to a Financial Institution pursuant to a Liquidity Agreement, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis.

     "Yield and Servicing Reserve" means, on any date, an amount equal to the sum of:

     (i)  the product of:

          (A)  the greater of

               (I)  the Prime Rate plus [***] %, and

               (II) the Federal Funds Effective Rate plus [***]%; and

          (B)  the quotient of:

               (I)  product of

                    (aa) DSO,

                    (bb) [***], and

               (II) [***]; and

     (ii) the quotient of:

          (A)  product of:

               (I)  DSO,

               (II) the Servicing Fee for the most recently ended Accrual
                    Period, and

               (III) [***]; and

          (B)  [***].

     All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such
Article 9.


                                       20